Multi-Asset Growth Strategy Fund

Direct Expense Cap

Advisory and Administrative Fee Waivers

[    ]/[    ]/16 to 02/28/18

[DATE]

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Company Multi-Asset Growth Strategy Fund (the “Fund”)

Dear Mr. Swanson:

Russell Investment Management, LLC (“RIM”), as adviser to Russell Investment Company (“RIC”), agrees to waive, until February 28, 2018, up to the full amount of its advisory fee and then to reimburse the Fund for other direct Fund-level expenses and expenses of the Subsidiary (as defined below) borne indirectly by the Fund to the extent such expenses exceed 0.88% of the average daily net assets of that Fund on an annual basis (“Waiver A”). Waiver A (1) may not be terminated during the relevant period except at the Board’s discretion and (2) may, at RIM’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

Direct fund-level expenses do not include 12b-1 fees, shareholder services fees, transfer agency fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Additionally, [Cayman Multi-Asset Growth Strategy Fund Ltd.], a wholly-owned subsidiary of the Fund (the “Subsidiary”), pays RIM an advisory fee and pays Russell Investments Fund Services, LLC (“RIFUS”) an administrative fee at the annual rates of up to 0.85% and 0.05%, respectively, of its net assets (collectively, the “Subsidiary Fees”).

RIM and RIFUS each agree to permanently waive all or a portion of the advisory fees and the administrative fees paid by the Fund to RIM and RIFUS, respectively, in an amount equal to the amount of the Subsidiary Fees received by RIM and RIFUS, if any (“Waiver B,” and together with Waiver A, the “Waivers”). Waiver B may not be terminated by RIM or RIFUS and shall remain in effect as long as their advisory and administrative agreements with the Subsidiary are in place.

In no event will RIM or RIFUS be required to waive fees or reimburse the Fund for any amount in excess of accrued aggregate advisory and administrative fees attributable to any day.

These Waivers supersede any prior contractual advisory fee waiver or reimbursement arrangements and any prior non-contractual advisory fee waiver or reimbursement arrangements.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT, LLC

By:
Jeffrey T. Hussey
President

Accepted and Agreed:

RUSSELL INVESTMENTS FUND SERVICES, LLC

By:
[Name]
[Title]]

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Multi-Asset Growth Strategy Fund

TA Waiver

[    ]/[    ]/16 to 02/28/18

[DATE]

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Company Multi-Asset Growth Strategy Fund (the “Fund”)

Dear Mr. Swanson:

Russell Investments Fund Services, LLC (“RIFUS”), as transfer agent to Russell Investment Company (“RIC”), agrees to waive, at least through February 28, 2018, 0.02% of its transfer agency fees for Class R6 Shares of the Fund.

This waiver (1) supersedes any prior transfer agency fee waiver arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIFUS’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENTS FUND	Accepted and Agreed:
SERVICES, LLC	RUSSELL INVESTMENT COMPANY

By:	By:
[Name]	Mark E. Swanson
[Title]	Treasurer